Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

RPP CAPITAL CORPORATION

FIRST: The name of the corporation is RPP CAPITAL CORPORATION (hereinafter called “the Corporation” or “this Corporation”).

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including, but not limited to, conducting its business and affairs, carrying on its operations, and having offices and exercising its powers in foreign countries.

FOURTH: The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock with a par value of One Dollar ($1.00) per share.

SIXTH: The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS

E.V. Phillips	P.O. Box 2463
Houston, Texas 77252-2463

SEVENTH: The Board of Directors of the Corporation shall direct the management of the business and the conduct of the affairs of the Corporation and shall establish policies, procedures and controls which shall govern the conduct of the Corporation and which shall preserve the separate legal Identity of the Corporation.

In addition to the powers conferred here or by the General Corporation Law of Delaware, the Board of Directors shall have the power from time to time to make, alter, amend, and repeal the By-Laws, subject to the power of the holders of the Common Stock to alter or repeal the By-Laws made by the Board of Directors.

EIGHTH: A director of this Corporation, or any person serving as a director of another corporation at the request of this Corporation, shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation (or such other corporation) or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

This Corporation shall have the authority to the full extent not prohibited by law, as provided in the By-Laws of this Corporation or otherwise authorized by the Board of Directors or by the stockholders of this Corporation, to indemnify any person who is or was a director, officer, employee or agent of this Corporation or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity from and against any and all expenses, liabilities or losses asserted against, or incurred by any such person in any such capacity, or arising out of his status as such; and the indemnification authorized herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

This Corporation shall have the authority to the full extent not prohibited by law, as provided in the By-Laws of this Corporation or otherwise authorized by the Board of Directors or by the stockholders of this Corporation, to purchase and maintain insurance in any form from any arrangements (including, without limitation, trust funds, security interests or surety arrangements) to protect itself or any person who is or was a director, officer, employee or agent of this Corporation or serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity against any expense, liability or loss asserted against, or incurred by any such person in any such capacity, or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly has hereunto set her hand this 23rd day of October 2000.

/s/ E.V. Phillips
E.V. Phillips, Sole Incorporator

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under any by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of RPP Capital Corporation a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the Stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation shall amend its Certificate of Incorporation with the Delaware Secretary of State by deleting Article First thereof and by substituting in lieu of said Article, the following new Article:

“FIRST: The name of the corporation is: HSC CAPITAL

CORPORATION (hereinafter called the “the Corporation” or (“this Corporation”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of June, 2005.

By:	/s/ Mark S. Antonvich
Authorized Officer

Title:	Senior Vice President

Name:	Mark S. Antonvich
Print or Type